Exhibit 10.2

RETENTION AND RELOCATION AGREEMENT

This Retention Agreement (“Agreement”) is entered into as of March 5, 2007 between Kinder Morgan, Inc. (together with its successors hereinafter “KM”), and Scott E. Parker (“Employee or Parker”).

WHEREAS, the parties desire to provide Employee incentive with certain retention payments; and

WHREAS, the parties desire to provide for the relocation of Employee; and

WHEREAS, the parties have negotiated certain terms to extend past active employment, including, without limitation, terms relating to non-competition, non-solicitation, and confidentiality; and

WHEREAS, Employee agrees that ample consideration is provided to ensure enforcement of such provisions and the waiver of certain rights as set forth herein;

NOW THEREFORE, in consideration of the foregoing premises and the following promises, the parties agree as follows:

1

Intent of the Parties.  It is the intent of the parties that Employee shall be employed at will by KM.  Employee acknowledges and agrees that this Agreement shall not be interpreted to entitle Employee to any payment upon separation from the employ of KM, except as provided in section 5.

2

Definitions.

(a)

KM Releasees.  “KM Releasees” as used in this Agreement shall mean and include Kinder Morgan, Inc., any present or former parent, sister, affiliate, subsidiary or related company, and any of its and their respective offices and branches, successors, predecessors and assigns.

(b)

Termination for Cause.  “Termination for Cause” shall mean termination of Employee by KM because of Employee’s (i) grand jury indictment or prosecutorial information charging Employee with illegal or fraudulent acts; (ii) conviction of a felony which in the reasonable, good faith opinion of KM would have an adverse impact on the reputation or business of KM; (iii) willful refusal, without proper legal or medical cause, to perform Employee’s duties and responsibilities; (iv) willfully engaging in conduct which Employee has reason to know is injurious to KM; (v) willful and material violation of any of KM’s written policies and procedures; or (vi) a material breach by Employee of any of the terms and conditions set forth in this Agreement.  Such termination shall be effected by notice thereof delivered by KM to Employee and shall be effective as of the date of such notice (“Notice Date”).  The parties agree that, except for a termination under (i), (ii) or (iv), Employee shall be given written notice from KM of the complaint and 30 days to cure it.

(c)

Confidential Information.  “Confidential Information” shall include all information comprising, concerning or relating to (i) the KM Releasees’ Customers (as defined below), providers, suppliers, and other business affiliates; (ii) KM Releasees’ policies, practices, operating information, pricing, profits, margins, costs, expenses, return expectations, financial information, business plans, economic models and market approaches; and (iii) other information, techniques or approaches used by the KM Releasees and not generally known or applied in their respective industries.  Some or all of this information constitutes trade secrets; however, the Confidential Information covered in this Agreement need not satisfy the legal definition or requirements of a “trade secret” to be protected from disclosure hereunder.    However, Employee’s obligations under this Section shall not extend to: 1) Confidential Information which is or becomes part of the public domain or is available to the public by publication or otherwise without disclosure by Employee; or 2) Confidential Information which, either prior to or subsequent to the Company’s disclosure to Employee with an obligation of confidentiality, was disclosed to Employee, without obligation of confidentiality, by a third party who did not acquire such information, directly or indirectly, from Employee.

(d)

Customer.  “Customer” shall include any person or entity to whom at any time prior to or during Employee’s employment, services or products are being sold by the KM Releasees, and any person or entity with whom, at any time prior to or during employment, the KM Releasees have established a strategic marketing alliance.

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KM’s Promises.

(a)

Long Term Incentive.  Employee shall be provided cash awards as long term incentives (“LTI”) pursuant to the terms of this Agreement and shall not be eligible for any other type of long term incentive awards.  Upon the close of the transaction under which the management of KM buys out KM – that is the purchase of the outstanding shares of KM stock so that it is no longer a publicly traded company (the “MBO”), Employee shall receive the LTI cash awards according to the following schedule:

1 Year from date of MBO Close:

$500,000

2 Years from date of MBO Close:

$500,000

3 Years from date of MBO Close:

$2,000,000

If Employee’s employment is terminated for Cause or by Employee’s resignation prior to the date the LTI award comes due, Employee shall not be eligible for such award.

(b)

Quarterly Payments.  As an incentive for Employee to continue his at will employment with KM, so long as Employee remains employed by KM, Employee shall receive quarterly cash payments of fifty thousand dollars ($50,000), less applicable tax deductions and withholdings.  These quarterly payments shall commence as of the first quarter after the MBO and shall increase in accordance with Paragraph 3(d) below.  The quarterly payments shall cease upon Employee’s separation from the employ of KM for any reason; however, if Employee’s employment terminates in mid-quarter, that quarter shall be paid unless the separation is for Cause or by Employee resignation.  For purposes of this Agreement, a “quarter” shall mean the close of the first payroll period in each of the months of January, April, July, and October.

(c)

Annual Incentive Plan Participation.  In each year that Employee is employed by KM, Employee shall be eligible to participate, pursuant to the terms and conditions of the KM annual incentive plan.  If Employee's employment is terminated for Cause or by Employee's resignation prior to payment of the annual incentive award in any given year, Employee shall not be eligible for that award.

(d)

Relocation.  Employee may elect to relocate to Lombard, Illinois anytime before January 1, 2009.  Upon written notice from Employee to KM that Employee is relocating, Employee shall be provided his choice of (i) $100,000 for relocation, less applicable and required withholdings, or (ii) up to $100,000 for relocation, less any applicable and required withholdings, paid to outside relocation vendors pursuant to the terms of KM’s policies and procedures governing relocation, a copy of which shall be provided upon request to Employee.  In the event Employee elects option (ii) and the amount paid by KM is less than $100,000, Employee shall receive the difference between the amount paid by KM and the $100,000, less any applicable and required withholdings.  If Employee’s employment terminates within one year after the receipt of the relocation payment, for Cause or by Employee resignation, then Employee shall provide any relocation payment received from KM, or paid by KM on behalf of Employee, back to KM.  Upon relocating to Lombard, Employee shall split his working time evenly between Houston, Texas and Lombard, Illinois.  Employee’s work related travel may originate out of Lombard or Houston, and it is anticipated that will occur on a relatively even basis.  Upon completing the relocation, the Quarterly Payments referenced in Paragraph 3(b) above shall increase to $65,000.

4.

Employee’s Promises.  Employee acknowledges and agrees that: 1) KM and the KM Releasees are engaged in, among other things, the natural gas pipeline business (the “Business”); 2) the Business is conducted throughout the states of Texas, Oklahoma, Nebraska, Colorado, Illinois, Iowa, Kansas, Wisconsin, Louisiana, Arkansas, New Mexico, Wyoming, and Arizona; 3) the KM Releasees have provided, and shall continue to provide, Employee with Confidential Information, proprietary information and trade secrets of and concerning the KM Releasees, their actual and potential Customers, providers, suppliers, and other business affiliates; 4) Employee’s work for KM has given, and will continue to give, Employee access to actual and potential Customers, providers, suppliers, and other business affiliates with whom the KM Releasees have expended substantial efforts to successfully establish goodwill; and 4) the agreements and covenants contained in this Paragraph 4, including its subparts, are essential to protect the Business and the trade secrets, Confidential Information, proprietary information, goodwill and other legitimate interests of the KM Releasees.  Accordingly, Employee agrees and covenants as follows:

(a)

Confidential Information.  Employee shall not, at any time during or after his employment with KM, disclose or use any Confidential Information of KM, except as needed to perform his duties as an employee for the benefit of KM.  It is anticipated by the parties that, in his role as President, Employee’s duties will require him to disclose confidential information for the furtherance of KM’s business.  As such, the Parties agree that, during Employee’s employment, unless KM notifies Employee to the contrary, Employee may exercise his discretion in the release of Confidential Information without being in breach of this sub-paragraph, so long as Employee acts in good faith and exclusively for the furtherance of KM’s business.

(b)

Non-Disparagement Agreement.  Employee agrees and covenants that he will not, during employment by KM, or at any time thereafter, in any way disparage KM, its officers, directors, employees, consultants, agents, or business performance, methods, practices, operations, decisions or plans to any third party; provided, however, that Employee shall not be held in breach of this provision should Employee be required to testify pursuant to subpoena under oath or as otherwise required by law, provided additionally that Employee testifies truthfully and that, prior to providing such testimony, Employee promptly notifies KM that his testimony is being sought so that KM may seek to protect its rights in relation to the testimony.  It is specifically agreed that nothing in this section is designed to limit Employee’s ability to engage, in good faith, in internal critiques of business decisions, performance and/or personnel during his employment with KM and that such critiques will not be considered a violation of this section.

(c)

Non-Solicitation of Employees.  Employee agrees and covenants that, during employment and for the two (2) year period from the date of termination of employment whether by retirement, resignation, or hereunder for any reason whatsoever Employee will not directly or indirectly, hire, encourage, entice, or otherwise solicit any employee of the KM Releasees, or aid any third party to hire, encourage, entice or solicit any employee of the KM Releasees, to leave employment with the KM Releasees in order to accept employment elsewhere outside KM.  For purposes of this paragraph, “employment elsewhere” shall include any relationship of employer/employee, any relationship of principal/independent contractor and any relationship of client/consultant.

(d)

Non-Competition.  Employee agrees and covenants that, during employment and for the three (3) year  period from the date of termination of employment whether by retirement, resignation, or hereunder for any reason whatsoever, Employee will not, directly or indirectly, engage, as employee, owner, consultant, advisor, officer, director or partner, or through stock ownership, investment of capital, lending of money or property, or rendering of services or otherwise, either alone or in association with others, in the operation of any type of business or enterprise which is in competition with, or which is directly or indirectly detrimental to, the KM Releases in the natural gas pipeline business, including KM’s Business in which Employee was or is engaged or involved in to any degree or extent during employment, in any geographic area in which the KM Releasees conducted such Business, provided, however, that the record or beneficial ownership by Employee of one percent (1%) or less of the outstanding publicly traded capital stock of any such business or enterprise shall not be deemed to be in violation of this Paragraph 4(d), provided further that Employee is not an employee, consultant, advisor, officer, director or partner of such business or enterprise.

(e)

Confidentiality of this Agreement.  During the employment, and at any time thereafter, Employee agrees not to divulge, disclose or publicize in any manner to any third party, including but not limited to current or former employees of KM, the terms and conditions of this Agreement, except, with respect to disclosure by Employee (1) insofar as is necessary to enforce the Agreement, comply with this Agreement, applicable laws or regulations, or to respond to an order of a court or administrative agency for disclosure, (2) to Employee’s legal counsel, immediate family, or tax or financial advisors, on condition that any such person to whom the terms or conditions of this Agreement are disclosed shall be instructed not to disclose the terms or conditions to anyone else.

(f)

Employee acknowledges and agrees that any material breach by him of the covenants, commitments and agreements in Paragraph 4, including its subparts, of this Agreement shall constitute a material breach of this Agreement and is likely to result in irreparable injury to the KM Releasees that could not be compensated by money damages alone.  Employee therefore agrees that, notwithstanding any other provision of this Agreement, in addition to any other remedies the KM Releasees may have at law and/or equity, in the event that Employee has breached any of said provisions of this Agreement, KM shall be entitled, at its election, to immediately stop making any payments hereunder and/or to enforce the specific performance of this Agreement by Employee and/or to seek to enjoin Employee from activities in breach of said provisions of this Agreement without having to show that there are no other adequate remedies available, whether such breach of said provisions occurs during employment, or thereafter.

(g)

The parties stipulate and agree that the terms, covenants, commitments and agreements contained in this Paragraph 4, and its subparts, are fair and reasonable in all respects, including the scope, time period and geographical coverage, and that these restrictions are necessary for the reasonable protection of the legitimate business interests of the KM Releasees.  If, at the time of enforcement of any of these provisions, a court holds that the restrictions stated herein are unreasonable under the circumstances then existing, the parties hereto agree that the maximum period, scope or geographical area reasonable under such circumstances will be substituted for the stated period, scope or area.  In such event, but only in such event, the parties hereto hereby specifically request a trial court or other tribunal presented with this Agreement for enforcement to reform it as to time, geographic area or scope of activities prohibited to the fullest extent allowed by law and to enforce this Agreement as so reformed.

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Payment upon Termination.  If Employee’s employment is terminated for any of the following reasons, this Agreement shall be administered as follows:

(a)

Termination for Cause.  If termination of employment is for Cause then Employee from the date of termination forward shall not be entitled to any payment or other consideration of any type under this agreement, except for base salary payable for days worked up to the date of termination.

(b)

 Other Involuntary Termination/Death/Disability.  If KM terminates Employee’s employment for any reason (including reasons such as the Company’s designation of Employee for inclusion in a reduction in force) other than for Cause, or if Employee resigns due to KM’s making a substantial reduction in Employee’s job title or responsibilities or due to KM relocating him other than to Lombard, Illinois, or if Employee’s employment ends due to death or due to disability that makes Employee unable to perform the essential functions of the job, with or without reasonable accommodation, Employee shall receive each of the unpaid LTI awards described in Paragraph 3(a), less customary and applicable deductions, provided, however, prior to payment, Employee (or in the event of death, the court-appointed representative of Employee’s estate) executes a release provided by the Company in a form substantially the same as that attached hereto as Exhibit A (the “Release”), and Employee does not revoke such Release within the revocation period set forth therein.   Employee also may be eligible for severance pursuant to the terms and conditions of KM’s Severance Plan.  Employee shall not be eligible for any other payment, under this Agreement, except as expressly set forth in this Paragraph 5(b).

(c)

Retirement/Voluntary Separation.  If Employee retires or voluntarily separates from the employ of KM for any reason, from the date of retirement or voluntary separation forward Employee shall not be entitled to any payment or other consideration of any type under this Agreement, except for base salary payable for days worked up to the date of termination.

6.

Effect of No MBO.  If the MBO referenced in Paragraph 3(a) is not effectuated on or before September 1, 2007, then this Agreement shall automatically terminate, and neither Employee nor KM shall have any obligation arising out of this Agreement or the termination thereof.

7.

Adequacy of Consideration.  By executing this Agreement, KM and Employee acknowledge the receipt and sufficiency of the consideration provided by the other in conjunction with executing this Agreement and the Release.  Each acknowledges and confirms to the other that the consideration provided by the other is good and valuable consideration legally supportive of each party’s respective rights, duties and obligations hereunder and under the Release.  By executing this Agreement, KM and Employee shall be estopped from raising and hereby expressly waive any defense regarding the receipt and/or legal sufficiency of the consideration provided by one to the other with respect to this Agreement and the Release.

8.

Assignability.  This Agreement shall inure to the benefit of, and be binding upon, Employee and Employee’s personal or legal representatives, employees, administrators, successors, heirs, distributees, devisees and legatees, and KM, its successors and assignees, provided, however, that neither KM nor Employee may assign any of Employee’s or KM’s obligations, rights or benefits hereunder without the prior written consent of the other.

9.

Headings.  The headings of sections and paragraphs herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

10.

Controlling Law.  This Agreement shall be governed and construed in accordance with the laws of Texas.  The parties agree that any legal action regarding this Agreement must be filed in the state or federal courts in Houston, Texas.

11.

Entire Agreement.  This document constitutes the entire agreement of the parties on the subject matters addressed herein and may not be expanded or altered except by express written agreement executed by both.

12.

Counterparts.  This Agreement may be executed in as many counterparts as may be deemed necessary and convenient, and by the different parties on separate counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

KINDER MORGAN, INC.	EMPLOYEE

By:	/s/ Joseph Listengart	Signed:	/s/ Scott E. Parker
		Name:	Scott E. Parker
Title:	Vice President and General Counsel
Date:	March 5, 2007	Date:	March 5, 2007

Exhibit A

[Date]

[Sample – Not for Execution]

SEPARATION AGREEMENT

VIA HAND DELIVERY

Scott E. Parker

[Address]

Dear Scott:

This letter will confirm the termination of your employment from Kinder Morgan, Inc. (“KM”) due to your [RIF/resignation due to relocation, etc.], effective [Date].  By this letter, KM offers you, contingent on the termination of your employment on [Date], [$] as payment described in Paragraph 5(b) of your Retention and Relocation Agreement (hereinafter the “Additional Consideration”), to which you would not be entitled without your agreement to release any and all potential claims.  You have up to 21 days from the date of this letter to consider whether or not you wish to accept this offer, although you may accept it at any time within that 21-day period.  This offer will expire unless executed by you, and returned to KM, on or before [date + 21].  The specific terms and conditions of our Agreement are as follows:

1.

Your last day of employment will be [Date], and your employment will formally terminate on [Date] (“Last Day of Employment”).  You will receive your final paycheck, including payment of wages for your Last Day of Employment, less applicable deductions on the next scheduled payroll check.  You will not receive payment for any other separation pay of any type whatsoever.  In addition, you are receiving information concerning your rights to health care continuation coverage under COBRA and the status of your other benefits with this Agreement.

2.

Special Payment Under Retirement and Consulting Agreement: In addition, promptly following the eighth (8th) day after you sign this Agreement (assuming this Agreement has not been revoked by you as provided in paragraph 7(g) below) (the “Effective Date”), you will receive the Additional Consideration of [$], less applicable tax deductions and withholdings, as additional consideration for your release of the claims enumerated in paragraphs 6 and 7, below.  It is specifically understood and agreed that this payment will not increase the amount payable under any present benefit plan adopted or sponsored by KM; as examples, there will be no further retirement benefit accruals or contributions paid by KM to any plan on your behalf, vacation accruals or paid holidays.

3.

Retirement Benefit Plans.  You may be eligible to receive the account balances of the profit sharing and 401(k) plans presently credited to your account(s), if any. You must contact your plan administrator if you desire a distribution from those plans. You also will retain your vested interest, if any, in the pension plan, payable in accordance with the plan's provisions. Amounts paid to Kinder Morgan, Inc. Employee Stock Purchase Plan for the calendar quarter will be promptly refunded.

4.

Condition of Payment.  As an additional condition to your receipt of the Additional Consideration, you agree that you will render services to KM through the termination date to the best of your ability should you be asked to do so.

5.

Confidentiality of KM Information.  You agree that you shall not at any time or in any manner, either directly or indirectly, make any unauthorized use or disclosure of any knowledge or information that is unpublished, confidential, or of a proprietary nature, which you generated or acquired during the course of your past employment by KM, relating to KM’s business or to its processes or trade secrets, or to its sources of supply or customers, or to its marketing efforts or other marketing plans or contemplated marketing actions of KM; provided, however, nothing contained herein shall be construed to prevent you from using your general knowledge and skill whether acquired prior to or during your employment by KM.

Further, you specifically represent that, during your past employment or upon leaving KM's employment, you have not and will not remove from KM's premises, either directly or indirectly, any drawings, writing, prints, computer disks, any documents or anything containing, embodying, or disclosing any confidential or proprietary information or any of KM's trade secrets unless express written permission is given by a member of KM's executive management.

For purposes of this section, the term “confidential information”, “proprietary information” or “trade secrets” mean an information, whether oral, written, furnished to or obtained by you during your past employment by KM, which is neither a matter of public record nor previously published.

6.

General Release.  You, for yourself and your representatives, heirs, executors, and assigns, hereby release and forever discharge KM, any present or former parent, sister, affiliate, subsidiary or related company, and any of its and their respective offices and branches, present or former shareholders, unit holders, partners, limited partners, officers, directors, employees, agents, representatives, legal representatives, accountants, successors, predecessors and assigns, from all claims, demands, and actions of any nature, known or unknown, and specifically included, but not limited to, those in any manner arising out of or involving any aspect of your employment or the termination of such employment, and including any rights or claims under the Age Discrimination in Employment Act of 1967 (including the Older Workers Benefit Protection Act of 1990) (together “ADEA”); Title VII of the Civil Rights Act of 1964; the Vocational Rehabilitation Act; the Americans with Disabilities Act of 1990; the Vietnam Era Veterans Readjustment Assistance Act; Executive Order 11246; the Civil Rights Act of 1871; the Civil Rights Act of 1991; the National Labor Relations Act; the Worker Adjustment and Retraining Notification Act; the anti-discrimination laws of the states of Texas; and including any and all other municipal, state, and/or federal statutory, executive order, or constitutional provisions pertaining to an employment relationship.  This release and waiver also specifically includes, but is not limited to, any claims in the nature of tort, statutory law, common law or contract claims, including specifically but not limited to any claim of wrongful discharge, unpaid wages, unpaid time off duty, unpaid vacation, stock or stock options, unpaid benefits, unpaid severance, intentional or negligent infliction of emotional distress, defamation, or other such claims in any manner arising out of or

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involving any aspect of your employment or termination of your employment.  This release includes any and all claims concerning attorney fees, costs, and any and all other expenses related to the claims released herein.  Provided, however, that this release and waiver shall not apply to any rights which, by law, may not be waived or to rights and claims that arise after the Effective Date of this Agreement.

7.

ADEA Release.  By executing this Agreement, you knowingly and voluntarily waive any and all claims under the Age Discrimination in Employment Act (“ADEA”), and further agree with respect to the ADEA that:

a)

This waiver is part of an Agreement that is written in a manner that you understand.

b)

This waiver specifically refers to rights and claims arising under the ADEA.

c)

You do not waive any claims under the ADEA that may arise after the date that you execute this Agreement.

d)

You waive ADEA rights or claims.

e)

You have had an opportunity to consult with an attorney before executing this Agreement insofar as it relates to waiver of claims under the ADEA.

f)

You shall have a minimum of 21 days from the date you receive this Agreement within which to consider it insofar as it relates to claims under the ADEA, although you may accept the Agreement at any time within those 21 days, provided, however, that you may not sign this Agreement prior to your Last Day of Employment.

g)

You shall have 7 days from the date you accept and sign this Agreement within which to revoke your acceptance of this agreement.  To be effective, such revocation must be made in writing and delivered to James E. Street, Vice President, Human Resources and Administration, 500 Dallas Street, Suite 1000, Houston, TX 77002 on or before the seventh (7th) day after you sign it.  If you revoke this Agreement it shall not be effective or enforceable and you shall not receive the Additional Consideration.

8.

By entering into this Agreement, you acknowledge that you have been advised, and that you understand, that except as is expressly provided herein, you are knowingly and voluntarily relinquishing any and all rights you may have to recover damages from the persons and entities released herein, in your own lawsuit or proceeding or in a lawsuit or proceeding instituted by another person, entity or agency with respect to any claim or cause of action of any type arising or which may have arisen at any time prior to the Effective Date of this Agreement.

9.

Miscellaneous.

a)

This Agreement shall be governed by and construed in accordance with the laws of the State of Texas, notwithstanding any conflict of law principles.  Venue related to all cause of actions arising from or related to this Agreement, to your employment, or to termination of your employment shall be exclusively in the state or federal courts located in Houston, Texas.

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b)

This Agreement is contractual and not a mere recital.  This Agreement constitutes the entire contract between you and KM.  No amendment to this Agreement shall be effective unless it is in writing and signed by duly authorized representatives of both parties hereto.  The Parties acknowledge, and do not hereby extinguish, the continuing nature and effect of the obligations contained in Paragraphs 4 (including all sub-parts) of the Retention and Separation Agreement.

c)

This Agreement is binding upon and inures to the benefit of the heirs, personal representatives, successors and assigns of both parties hereto.

d)

You specifically acknowledge that this Agreement is freely and voluntarily executed by you, knowingly and voluntarily, after careful consideration.

e)

You specifically acknowledge that this Agreement is intended to be a valid legal, instrument, and no provision of this Agreement which shall be deemed unenforceable shall in any way invalidate any other provision of this Agreement, all of which remains in full force and effect.

f)

The headings of this Agreement are intended for convenience of reference and shall not control or affect its meaning or construction of any provision hereof.

g)

You and KM agree not to divulge, disclose or publicize in any manner to any third party, including current or former employees of KM, the terms and conditions of this Agreement, except (1) insofar as is necessary to enforce the Agreement, comply with applicable laws or regulations, or to respond to an order of a court or administrative agency for disclosure, (2) their respective legal counsel, KM’s internal officials and staff (only to the extent necessary for internal reporting purposes), and (3) that such terms may be disclosed to your immediate family, tax, legal or financial advisors, if any, on condition that any such person to whom the terms or conditions of this Agreement are disclosed shall be instructed not to disclose the terms or conditions to anyone else.

h)

Nothing in this Agreement, including the payment of any sum by KM or its execution by KM, constitutes an admission by KM or any of its present or former officers, directors, agents, representatives, or employees of any liability, act, practice, policy, or omission in connection with your employment or its termination in violation of any law or duty, any liability being expressly denied of any law or duty.

10.

Attorney Review.  We encourage you to have an attorney of your choosing review this Agreement prior to your signature.  By voluntarily executing this Agreement, you confirm that you are relying upon your own judgment, and not upon any representation of KM, its directors, officers, employees, and agents, other than as set forth herein.

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If you wish to accept this offer, please sign on or after the Last Day of Employment in the space provided below and return this letter Agreement to Kinder Morgan, Inc., c/o Jim Street, Vice President Human Resources and Administration, 500 Dallas Street, Suite 1000, Houston, TX 77002.

Sincerely,

James E. Street

Vice President, Human Resources and Administration

Kinder Morgan, Inc.

AGREED TO AND ACCEPTED this ____ day of ________________________, 200_.

______________________________

Scott E. Parker

[social security number]

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